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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
                                       or
         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                         Commission File Number: 0-19811


                           Opta Food Ingredients, Inc.
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             (Exact Name of Registrant as Specified in its Charter)

                 25 Wiggins Avenue, Bedford, Massachusetts 01730
                                 (781) 276-5100
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    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                          Common Stock, $0.01 par value
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            (Title of Each Class of Securities Covered by this Form)

                                      None
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         (Titles of All Other Classes for Which a Duty to File Reports
                     Under Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [x]           Rule 12h-3(b)(1)(i)          [x]
Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(ii)   [ ]           Rule 12h-3(b)(2)(ii)         [ ]
Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Opta Food Ingredients, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 20, 2002                           By: /s/ Scott A. Kumf
                                                      --------------------------
                                                      Scott A. Kumf
                                                      Chief Operating Officer,
                                                      Chief Financial Officer
                                                      and Treasurer